EXHIBIT 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
To the Board of Directors
STAAR Surgical Company
      We consent to incorporation by reference in the Registration Statements on Forms S-8 No. 333-111154 and No. 333-60241 and S-3 No. 333-116901, No. 333-111140, No. 333-106989, and No. 333-124022 of STAAR Surgical Company of our reports dated March 16, 2005, except for Note 19 which is as of April 4, 2005, relating to the consolidated financial statements, related schedule and the effectiveness of STAAR Surgical Company’s internal control over financial reporting, which appear in this Form 10-K/ A.

By:	/s/ BDO SEIDMAN, LLP

Los Angeles, California
March 16, 2005, except for Note 19 which is as of April 4, 2005.